INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-54466 of MetLife Investors USA Separate Account A (formerly, Security First Life Separate Account A) of MetLife Investors USA Insurance Company (formerly, Security First Life Insurance Company (the Company)) on Form N-4 of our report dated February 5, 2001 relating to the financial statements of the Company and our report dated March 14, 2001 relating to the financial statements of Security First Life Separate Account A, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of MetLife Investors USA Separate Account A), which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois
October 5, 2001